EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

MDU RESOURCES GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	(1)	Equity	Common Stock, par value $1.00 per share	Rule 457(r)	11,675,126	$19.70	$229,999,982.20	0.00013810	$31,763
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts					$229,999,982.20		$31,763
		Total Fees Previously Paid							$0.00
		Total Fee Offsets							$0.00
		Net Fee Due							$31,763

1.	Note 1(a): The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the shelf registration statement on Form S-3 (File No. 333-289348) filed by the registrant on August 7, 2025, which was automatically effective upon its filing with the Securities and Exchange Commission.

Note 1(b): Assumes the underwriters’ option to purchase up to 1,522,842 additional shares of the registrant’s common stock is exercised in full.